Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Third Quarter 2017 Results

Repurchases approximately $30.0 million of AMC stock as of November 3, 2017

Updates Guidance for Full Year 2017

LEAWOOD, KANSAS - (November 6, 2017) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the third quarter ended September 30, 2017.

Highlights for the third quarter ended September 30, 2017, include the following:

•

Total revenues increased 51.2% to $1,178.7 million compared to total revenues of $779.8 million for the quarter ended September 30, 2016. Total revenues in 2017 included approximately $333.0 million of revenues from our international theatres as compared to $1.5 million in the three-month period a year ago, due to the acquisitions of Odeon Cinemas Group (“Odeon”) and Nordic Cinema Group Holding AB (“Nordic”).

•	Admissions revenues increased 51.7% to $753.5 million compared to $496.8 million for the same period a year ago.

•	Food and beverage revenues increased 45.2% to $361.4 million, compared to $248.9 million for the quarter ended September 30, 2016.

•	Net earnings decreased $73.1 million to a net loss of $42.7 million compared to net earnings of $30.4 million for the quarter ended September 30, 2016.

•

Diluted earnings per share (“diluted EPS”) decreased $0.64 to a loss of $0.33 per share compared to earnings of $0.31 per share for the same period a year ago.  Average diluted shares outstanding in the third quarter of 2017 increased approximately 33.5% compared to the third quarter last year as a result of equity consideration for the Odeon and Carmike Cinemas (“Carmike”) acquisitions completed in 2016 and the successful completion of an equity offering in February 2017.

•

Total Adjusted EBITDA(1) increased 2.1% to $147.4 million compared to $144.4 million for the quarter ended September 30, 2016.  International Adjusted EBITDA for the third quarter grew $39.9 million to $39.8 compared to $(0.1) million a year ago.

"We have been predicting weakness in the third quarter industry box office, due to the quantity and subject matter of the films that were scheduled to be released. Not surprisingly, our foreshadow was accurate. In a high fixed-cost, low variable-cost business, this has led to lower EBITDA generation for AMC in the third quarter of 2017. We, however, remain bullish about the fourth quarter movie slate. Among many other hit films this year, movies like “It” in September, “Thor: Ragnarok” in November and soon “Star Wars: The Last Jedi” in December, demonstrate for all to see what we know to be true. When Hollywood and international movie makers offer appealing movies, Americans and Europeans will pour into our theatres in huge numbers and pay top-dollar to do so. In our view, the weakness of the summer box office is not indicative of a long-term trend, especially immediately after two and a half years of record box office performance and just before what we expect will be strong and robust consumer demand through year end. We are similarly confident and excited about the film slate that is coming in 2018 and again in 2019. Accordingly, we remain optimistic about the viability and strength of the movie theatre industry generally, and of AMC specifically," said Adam Aron, CEO and President of AMC Entertainment.

Aron added, "Additionally, AMC has taken numerous crucial steps over the past ninety days to significantly enhance the prospects for AMC's success in 2018, 2019 and beyond. We have sought to balance our capital allocation, with the aim of deleveraging over the next two years. We refocused our capital allocation toward the highest returns, importantly including high-return projects featuring the full renovation of key Odeon and former Carmike theatres, as well as buying back more than $30 million of AMC common shares at historically low prices. We strengthened our liquidity position by trimming our 2017-2018 capital expenditure plan by some $200 million and by generating more than $235 million in cash by monetizing non-strategic assets. We continued to dramatically enhance and upgrade the consumer appeal of our theatres in the U.S. and Europe by offering our guests a better product and continued to strengthen the bond we have established with our guests through our compelling marketing activity. We also are paying keen attention to improving our income statement by tightening down our costs and by instituting creative pricing actions, both up and down, to drive increased revenues. These strategies, among others, will continue in 2018 and beyond, and we remain optimistic about our ability to deliver strong financial results in the coming years."

Highlights for the nine months ended September 30, 2017 include the following:

•

Total revenues increased 58.6% to $3,662.4 million compared to total revenues of $2,309.8 million for the nine months ended September 30, 2016.  Total revenues for 2017 included approximately $917.2 million of revenues from our international theatres as compared to $4.8 million in the nine month period a year ago, due to the acquisitions of Odeon and Nordic.

•	Admissions revenues grew 59.7% to $2,332.4 million compared to $1,460.6 million for the nine months ended September 30, 2016.

•	Food and beverage revenues increased 53.8% to $1,133.1 million, compared to $736.6 million for the nine months ended September 30, 2016.

•

Net earnings decreased $293.5 million to a net loss of $210.8 million and diluted earnings per share decreased $2.49 per share to a loss of $1.65 per share compared to net earnings of $82.7 million and net earnings per share of $0.84 per share, respectively, for the nine months ended September 30, 2016. Included in the net loss for the nine months of 2017 was a $204.5 million pre-tax impairment charge related to the NCM investment.

•

Total Adjusted EBITDA(1) grew 27.1% to $534.3 million compared to $420.4 million for the nine months ended September 30, 2016.  International Adjusted EBITDA grew $113.8 million to $113.7 million compared to $(0.1) million in the same period a year ago.

(1) (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the quarter and nine months ended September 30, 2016 and September 30, 2017 is included in the second quarter 2017 CFO Commentary.  The select unaudited pro forma data for the periods combines the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016.  The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K for additional information on pro forma financial statement adjustments.

Update of Share Repurchase Program

On August 3, 2017, AMC announced that its Board of Directors authorized the repurchase of up to $100 million of the Company’s Class A common stock over a two-year period.

As of November 3, 2017, the Company has repurchased more than 30% of the authorized $100 million, having purchased more than 2.0 million shares of AMC’s Class A common stock for approximately $30.0 million, representing an average share price of $14.86.

Update of Full Year 2017 Guidance

Based upon the results for the first nine months of 2017, the Company is updating its guidance for fiscal 2017.  The Company does not intend to update this guidance or provide guidance for subsequent years beyond this guidance for fiscal 2017.

The updated 2017 guidance ranges are as follows:

Updated 2017 Guidance Ranges
Total Revenues	$5.00 to $5.20 billion
Net Loss	$175.0 to $155.0 million
Diluted loss per share	$1.35 to $1.20
Adjusted EBITDA	$810 to $865 million
Gross Capital Expenditures	$600 to $670 million
Net Capital Expenditures	$500 to $550 million
Total Attendance	340 to 350 million attendees
Total Average Screens	10,650 to 10,700 screens

This guidance reflects management’s estimates based solely upon information available to it as of the date of this press release.  The ranges provided constitute forward-looking statements, are subject to change, and actual results may differ from these estimates and such differences may be material.

The Company’s 2017 guidance contains a number of assumptions, including:

•	2017 guidance anticipates the 2017 North American industry box office generates approximately $11.1 billion in revenues.
•	2017 guidance includes the Company’s achieving its anticipated $30 million adjusted EBITDA contribution from cost reductions and revenue enhancements.
•	2017 guidance includes no further charges related to the NCM investment, goodwill impairments or other impairments or charges.
•	2017 guidance includes cash distributions from non-consolidated entities. These cash distributions are outside the Company’s control and are subject to variability.
•	2017 guidance includes variability in tax rates based on the country mix of profit and loss before taxes.

Adjusted EBITDA is a non-GAAP financial measure, and a table reconciling expected net loss to expected Adjusted EBITDA is included in this release.

Dividends

On August 3, 2017, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended June 30, 2017, which was paid on September 25, 2017, to shareholders of record on September 11, 2017. The total dividends paid in the third quarter of 2017 were approximately $26.2 million.

On October 27, 2017, the Company declared a regular quarterly dividend of $0.20 per share of for the quarter ended September 30, 2017, payable on December 18, 2017 to stockholders of record on December 4, 2017.

Goodwill Analysis

We evaluate goodwill for impairment annually as of the beginning of the fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. Based on recent declines in the trading price of our Class A common stock, we performed an interim goodwill impairment test during the third quarter of 2017. The Company believes that no impairment is required for the 2017 third quarter and is finalizing the analysis and documentation supporting this position.  Additional information will be provided in our Form 10-Q for the quarter ended September 30, 2017 which we expect to file by November 9, 2017.  Management’s view of anticipated future period financial results includes the assumption that no impairment would be required to be taken in those periods, as well. Any impairment charges that we may take in the future could be material to our results of operations and financial condition.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Monday, November 6, 2017. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the largest movie exhibition company in the U.S., in Europe and throughout the world with 1,006 theatres and 11,046 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smart phone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States’ top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Spain, Sweden and UK & Ireland. www.amctheatres.com

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political and other risks; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance throughout the remainder of 2017; additional impairment related to AMC’s NCM investment; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest theatres and divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 10, 2017, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 9/30/17 and 9/30/16

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Admissions	$753.5	$496.8	$2,332.4	$1,460.6
Food and beverage	361.4	248.9	1,133.1	736.6
Other theatre	63.8	34.1	196.9	112.6
Total revenues	1,178.7	779.8	3,662.4	2,309.8

Operating costs and expenses
Film exhibition costs	364.8	259.1	1,164.2	784.4
Food and beverage costs	60.7	33.9	182.6	102.0
Operating expense	383.2	211.6	1,128.8	613.9
Rent	200.7	121.9	590.9	369.3
General and administrative:
Merger, acquisition and transaction costs	5.6	4.9	57.2	15.1
Other	32.8	19.8	113.4	58.9
Depreciation and amortization	135.2	63.1	393.9	185.8
Operating costs and expenses	1,183.0	714.3	3,631.0	2,129.4

Operating income (loss)	(4.3)	65.5	31.4	180.4
Other expense (income):
Other expense (income)	(0.6)	0.1	(2.3)	—
Interest expense:
Corporate borrowings	60.8	24.6	171.7	74.4
Capital and financing lease obligations	10.6	2.1	31.7	6.4
Equity in (earnings) loss of non-consolidated entities	1.8	(12.0)	199.1	(28.1)
Investment (income) expense	(16.6)	0.2	(21.6)	(9.6)
Total other expense	56.0	15.0	378.6	43.1

Earnings (loss) before income taxes	(60.3)	50.5	(347.2)	137.3
Income tax provision (benefit)	(17.6)	20.1	(136.4)	54.6
Net Earnings (loss)	$(42.7)	$30.4	$(210.8)	$82.7

Diluted earnings (loss) per share	$(0.33)	$0.31	$(1.65)	$0.84

Average shares outstanding diluted (in thousands)	131,077	98,284	127,902	98,211

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30,	December 31,
	2017	2016
Cash and equivalents	$260.0	$207.1
Corporate borrowings	4,292.6	3,760.9
Other long-term liabilities	847.7	706.5
Capital and financing lease obligations	668.3	675.4
Stockholders' equity	2,424.4	2,009.6
Total assets	9,910.7	8,641.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Consolidated	2017	2016	2017	2016
Net cash provided by operating activities	$119.3	$77.3	$229.1	$211.3
Capital expenditures	$(149.7)	$(116.3)	$(467.7)	$(256.6)
Screen additions	22	—	64	12
Screen acquisitions	15	15	720	26
Screen dispositions	21	—	257	38
Construction openings (closures), net	(53)	(54)	(39)	(131)
Average screens	10,707	5,240	10,640	5,278
Number of screens operated	11,046	5,295	11,046	5,295
Number of theatres operated	1,006	388	1,006	388
Screens per theatre	11.0	13.6	11.0	13.6
Attendance (in thousands)	79,451	51,895	254,441	153,136

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	54,269	51,750	179,041	152,717
International markets	25,182	145	75,400	419
Consolidated	79,451	51,895	254,441	153,136

Average ticket price (in dollars):
U.S. markets	$9.80	$9.58	$9.59	$9.54
International markets	$8.81	$6.90	$8.17	$7.40
Consolidated	$9.48	$9.57	$9.17	$9.54

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.13	$4.80	$5.05	$4.81
International markets	$3.30	$2.76	$3.03	$3.10
Consolidated	$4.55	$4.80	$4.45	$4.81

Average Screen Count (month end average):
U.S. markets	8,028	5,224	8,083	5,262
International markets	2,679	16	2,557	16
Consolidated	10,707	5,240	10,640	5,278

Segment Information

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
U.S. markets	$845.7	$778.3	$2,745.2	$2,305.0
International markets	333.0	1.5	917.2	4.8
Consolidated	$1,178.7	$779.8	$3,662.4	$2,309.8

Adjusted EBITDA
U.S. markets	$107.6	$144.5	$420.6	$420.5
International markets	39.8	(0.1)	113.7	(0.1)
Consolidated	$147.4	$144.4	$534.3	$420.4

Capital Expenditures
U.S. markets	$126.9	$116.3	$416.6	$256.6
International markets	22.8	—	51.1	—
Consolidated	$149.7	$116.3	$467.7	$256.6

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net earnings (loss)	$(42.7)	$30.4	$(210.8)	$82.7
Plus:
Income tax provision (benefit)	(17.6)	20.1	(136.4)	54.6
Interest expense	71.4	26.7	203.4	80.8
Depreciation and amortization	135.2	63.1	393.9	185.8
Certain operating expenses (2)	3.7	5.8	12.5	13.0
Equity in (earnings) loss of non-consolidated entities (3)	1.8	(12.0)	199.1	(28.1)
Cash distributions from non-consolidated entities (4)	6.5	3.4	33.1	21.6
Attributable EBITDA (5)	0.8	—	1.8	—
Investment expense (income)	(16.6)	0.2	(21.6)	(9.6)
Other expense (income) (6)	(0.6)	0.1	(1.8)	—
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	5.6	4.9	57.2	15.1
Stock-based compensation expense (8)	(0.1)	1.7	3.9	4.5
Adjusted EBITDA(1)	$147.4	$144.4	$534.3	$420.4

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in (earnings) loss of non-consolidated entities includes an other-than-temporary impairment of the Company’s investment in NCM of $204.5 million for the nine months ended September 30, 2017. The other-than-temporary impairment charge reflects recording our units and shares at the publicly quoted per share price on June 30, 2017 of $7.42 based on the Company’s determination that the decline in the price per share during the quarter was other than temporary. Equity in (earnings) loss of non-consolidated entities includes loss on the sale of a portion of the Company’s investment in NCM of $21.0 million and $22.2 million during the three and nine months ended September 30, 2017, respectively.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Equity in loss of non-consolidated entities	$1.8	$—	$199.1	$—
Less:
Equity in loss of non-consolidated entities excluding international theatre JV's	2.1	—	199.6	—
Equity in earnings of International theatre JV's	0.3	—	0.5	—
Depreciation and amortization	0.5	—	1.3	—
Attributable EBITDA	$0.8	$—	$1.8	$—

6)

Other income for the nine months ended September 30, 2017 includes $3.2 million financing related foreign currency transaction gains, partially offset by $1.0 million in fees relating to third party fees related to the Third Amendment to our Senior Secured Credit Agreement and a $0.4 million loss on the redemption of the Bridge Loan Facility. Other income for the three months ended September 30, 2017 includes $0.5 million related to foreign currency transaction gains.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

Supplemental Non-GAAP Disclosures

2017 Operations Results Guidance

(Dollars in millions)

	AMC Entertainment Holdings, Inc.
	Reconciliation of
	Adjusted EBITDA Guidance
	(Unaudited, dollars in millions)
	Twelve Months Ended		Twelve Months
	December 31, 2017		Ended
	Low	High	December 31, 2016
Net Earnings (loss)	$(175.0)	$(155.0)	$115.9
Plus:
Income tax provision (benefit)	(130.0)	(110.0)	40.7
Interest expense	275.0	285.0	121.5
Depreciation and amortization	545.0	550.0	273.7
Certain operating expenses (2)	14.0	15.0	20.1
Equity in (earnings) loss of non-consolidated entities (3)	180.0	185.0	(47.7)
Cash distributions from non-consolidated entities (4)	50.0	55.0	40.0
Attributable EBITDA (5)	3.0	5.0	—
Investment (income) expense	(15.0)	(30.0)	(10.2)
Other expense (income) (6)	2.5	(3.0)	0.3
General and administrative expense-unallocated:
Merger, acquisition and transaction costs (7)	55.0	60.0	47.9
Stock-based compensation expense (8)	5.5	8.0	6.8
Adjusted EBITDA (1)	$810.0	$865.0	$609.0

(1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

(2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(3)

Equity in (earnings) loss of non-consolidated entities includes an other-than-temporary impairment of our investment in NCM of $204.5 million for the nine months ended September 30, 2017. The other-than-temporary impairment charge reflects recording our units and shares at the publicly quoted per share price on June 30, 2017 of $7.42 based on our determination that the decline in the price per share during the respective quarter was other than temporary. Equity in (earnings) loss of non-consolidated entities includes loss on the sale of a portion of our investment in NCM of $21.0 million and $22.2 million during the three and nine months ended September 30, 2017, respectively.

(4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

(5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets.  See below for a reconciliation of our equity earnings of non-consolidated entities to attributable EBITDA.  Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.   We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.  As these investments relate only to our Nordic acquisition, this represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

	AMC Entertainment Holdings, Inc.
	Reconciliation of Attributable EBITDA Guidance
	(Unaudited, dollars in millions)
	Twelve Months Ended		Twelve Months
	December 31, 2017		Ended
Reconciliation of attributable EBITDA guidance:	Low	High	December 31, 2016
Equity in loss of non-consolidated entities	$180.0	$185.0	$—
Less:
Equity in loss of non-consolidated entities excluding international theatre JV’s	179.5	183.0	—
Equity in earnings International theatre JV’s	0.5	2.0	—
Income tax provision	0.4	0.5	—
Investment income (expense)	(0.1)	—	—
Interest expense	0.4	0.5	—
Depreciation and amortization	1.8	2	—
Attributable EBITDA	$3.0	$5.0	$—

(6)

Other income for the nine months ended September 30, 2017 includes $3.2 million financing related foreign currency transaction gains, partially offset by $1.0 million in fees relating to third party fees related to the Third Amendment to our Senior Secured Credit Agreement and a $0.4 million loss on the redemption of the Bridge Loan Facility. Other income for the three months ended September 30, 2017 includes $0.5 million related to foreign currency transaction gains.

(7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

(8)	Non-cash or non-recurring expense included in General and Administrative: Other.

###